EXHIBIT 11S

                           DECORATOR INDUSTRIES, INC.
            COMPUTATION OF DILUTED EARNINGS PER SHARE OF COMMON STOCK
                FOR THE FIVE FISCAL YEARS ENDED DECEMBER 30, 2006

                                       2006          2005          2004          2003          2002
                                    ----------    ----------    ----------    ----------    ----------
Net income                          $  405,393    $1,364,814    $1,394,698    $1,561,778    $1,384,379
                                    ==========    ==========    ==========    ==========    ==========

Average number of common
   shares outstanding                2,982,735     2,882,196     2,816,661     2,794,286     2,793,781

Dilutive effect of stock options
   on net income                        53,753       116,402       150,126        33,316        36,526
                                    ----------    ----------    ----------    ----------    ----------

Diluted weighted average shares
   used in the calculation of
   diluted earnings per share        3,036,488     2,998,598     2,966,787     2,827,602     2,830,307
                                    ==========    ==========    ==========    ==========    ==========

Diluted earnings per share          $     0.13    $     0.46    $     0.47    $     0.55    $     0.49
                                    ==========    ==========    ==========    ==========    ==========